Exhibit 10.1

Services Agreement *

This Services Agreement (“Agreement”) is made by and between VHA Inc., a Delaware corporation, having a principal place of business at 220 East Las Colinas Boulevard, Irving, Texas 75039-5500 (“VHA”), and Neoforma, Inc., a Delaware corporation, having a principal place of business at 3061 Zanker Road, San Jose, California 95134 (“Company”), effective on June 1, 2004 (“Effective Date”).

WHEREAS, VHA is a health care cooperative that acts as a group purchasing agent for its members (“VHA Members”) to arrange purchasing option opportunities with suppliers for health care related products and services; AND

WHEREAS, Company offers products and/or services (“Services”), as defined in Exhibit A, for sale and license to end-user customers, such as VHA Members; AND

WHEREAS, VHA and Company desire to define an agreement that would require Company to offer its Services to VHA Members at defined discounts, service levels, value-adds, and under certain other general terms and conditions; AND

WHEREAS, VHA and Company desire to enter into a contemporaneous agreement attached to and incorporated into this Agreement as Exhibit G under which Company will serve as a subcontractor to VHA to provide its Services on behalf of VHA to VHA Members;.

NOW, THEREFORE, in consideration of the mutual covenants below, the parties agree as follows:

1.    OVERVIEW.    This Agreement establishes the basis for Company’s offering of contracts for the sale and license of its Services to VHA Members. The contracts and payments for Services shall be solely between Company and the VHA Members.

2.    COMPANY’S RESPONSIBILITIES.

A.	Offer Contracts. Company shall use commercially reasonable efforts to actively promote and market the Services under the terms of this Agreement to VHA Members. Company will not require VHA Members to buy the Services offered under this Agreement only when bundled with its other Services, will not attempt to sell to the VHA Members a Service offering which competes with the offering under this Agreement, and will not reduce its commissions payable to its sales personnel for transactions under this Agreement. Company will not sell the Services to VHA Members through channel partners/distributors without the written consent of VHA. All Services sold through partners/distributors will be reported as sales as defined in the Agreement. Further, upon the written request of VHA, Company will provide VHA with copies of final proposals for VHA Members.

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CONFIDENTIAL INFORMATION OF VHA INC.

* Confidential treatment requested: Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

B.	Pay Administrative Fees. Company shall pay to VHA the Administrative Fees indicated in Exhibit D attached hereto. If payment is not received within thirty (30) days of due date, amounts past due shall be subject to a late charge in the amount of the lesser of one and one-half percent (1.5%) interest per month or the maximum rate allowed by law.

C.	VHA Address for Payments. All Administrative Fee payments shall be delivered to:

The Northern Trust Company

350 North Orleans Street

Receipt @ Dispatch 8th Floor

Chicago, Illinois 60654-1855

Attn: VHA Inc., Suite 1855

(312) 444-3576

D.	Sales Reports. Company shall provide to VHA by the 15th day of each month for the preceding month completed sales reports and sales forecast reports (“Sales Activity Reports”) which have the following minimum elements, and which are in a form and substance reasonably satisfactory to VHA. The purpose of the Sales Activity Report shall be to track and direct Company’s sales and marketing efforts in pursuit of new business with VHA Members. A failure to provide this report when due is a material breach of this Agreement.

(1)	The name of Company, the month and year to which the Sales Activity Report relates and the contract number as provided to Company by VHA.

(2)	LIC number as provided to Company by VHA, name of institution, city, state, service offerings, estimated annual sales, estimated annual revenue, institution contact name, address, phone, email, supplier contact name and phone number, primary VHA contact, lead source, lead date, closure confidence percentage, status, and actions to close.

(3)	New VHA Member accounts (described by LIC number as provided to Company by VHA), city, state, start date, term of agreement, contact name, and estimated savings.

(4)	The Sales Activity Report shall be delivered monthly via e-mail to:

VHA’s Operational Services Department

salesreports@vha.com.

(5)	Such additional information as VHA may reasonably request from time to time.

E.

Administrative Fee Reports. Company shall provide to VHA by the 15th day of each month for the preceding month Administrative Fee Reports which have the following minimum elements, and which are in a form and substance reasonably

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satisfactory to VHA. If no transactions occur within a relevant period, a report stating that no transactions occurred is required. A failure to provide this report when due is a material breach of this Agreement.

(1)	The name of Company, the period and year to which the Report relates and the contract number provided by VHA.

(2)	With respect to each individual VHA Customer described by LIC number (provided by VHA), full name, city, state and zip code, the line items for and sum of the Sales (defined as all transactions in which Company sells Services covered under this Agreement, regardless of whether or not Company is required to pay VHA an Administrative Fee for such transactions), Net Revenue (as defined in Exhibit D) for the Services, and the Administrative Fees earned by VHA for all Services sold to each individual VHA Customer during the relevant period, as well as the cumulative total for the year. To the extent that different fees apply to different Services, reporting shall be done on a Service-by-Service basis.

(3)	The total sum of the Sales, Net Revenue and the Administrative Fees earned by VHA for all Services sold to all VHA Customers during the relevant period.

(4)	The calculation used by Company to determine each of the Administrative Fees earned by VHA.

(5)	Such additional information as VHA may reasonably request from time to time.

(6)	In the event Company fails to provide the Report within the time and in the manner stated, upon the occasion of the first failure to send a report when due, Company shall receive a written warning. The parties agree that Company’s failure to provide the reports as specified herein may cause damages to VHA that are difficult to calculate and that the schedule below represents a reasonable estimate of such liquidated damages and shall not be construed as a penalty. Upon the second and any subsequent failure to provide a report when due, Company shall pay liquidated damages to VHA according to the following schedule. This is a nonexclusive, cumulative remedy, and therefore is in addition to any other remedies available to VHA for breach by Company.

2nd failure	$1,000
3rd failure	$2,500
4th failure and each subsequent failure	$5,000

(7)	Administrative Fee Reports shall be delivered to:

VHA’s PRS and System Operations Department

prs@vha.com.

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F.	Performance Measures. Company will participate in VHA’s customer satisfaction performance monitoring program for the purposes of ensuring VHA Member Satisfaction with Services offered to VHA Members by Company. Company’s overall composite customer satisfaction score may not be lower than eighty (80) in the aggregate for any given year for the VHA customer satisfaction survey. In the event Company scores are lower than eighty (80), Company agrees to develop a mutually agreed upon plan within thirty (30) days to improve customer service. Any failure to do this will be considered a material breach of this Agreement. When requested by VHA and when available, Company will work collectively with VHA to identify and provide the following:

(1)	Project planning documents that outline the action steps and timing of major Services implementations with VHA Members.

(2)	For the purposes of monitoring customer satisfaction, contact information that will include name, title, address, phone and email of persons within the VHA Membership responsible for implementing Services specified in Exhibit A.

(3)	Company will provide VHA with access to persons within Company responsible for responding to VHA Member requests for information and assistance concerning sales, billing, ordering and project implementation. Company will respond to requests for assistance and will coordinate resources consistent with the escalation procedures specified in Exhibit C.

G.	Training. Company will provide at its expense, Services offering training at mutually agreed upon VHA sites, to VHA managers, and VHA Members who may wish to participate. This will include technical and non-technical managerial skills about how to use the Services. Company will replace individual on-site training managers upon the reasonable request of VHA or VHA Members.

H.	VHA Member Discount Reporting. With respect to any price reduction (e.g., discount, rebate, credit or any other form of remuneration) that is provided by Company to any VHA Member, Company agrees that it shall (1) fully and accurately report such price reduction on the invoices or statements it furnishes to the VHA Member, (2) inform the VHA Member in a manner reasonably calculated to give notice to the VHA Member of its obligations to report (and provide information about) such price reduction to the appropriate government authorities (e.g., in VHA Member’s cost reports) and (3) refrain from doing anything that would impede the VHA Member from meeting its reporting and disclosure obligations under 42 C.F.R. § 1001.952(h)(1).

3.	VHA’S RESPONSIBILITIES.

A.	List of VHA Members. VHA shall promptly after the Effective Date provide to Company access to VHA membership information through VHA.com by an assigned login and password. This membership information shall be considered “Confidential Information” of VHA and is subject to the non-disclosure requirements set forth in 6. (D) of this Agreement.

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B.	VHA Support Activities. VHA shall engage in administrative and support activities, including but not limited to including Company on VHA’s list of authorized suppliers, publicizing the availability of this Agreement and distributing Service information. VHA agrees to promote the Services as outlined in a mutually agreed upon plan that will be developed in conjunction with Company within sixty (60) days after the Effective Date of this Agreement. VHA will provide Company with the opportunity to purchase booth space at the annual VHA Leadership Conference and programming through vhatv’s satellite network during the term of this Agreement for the purpose of facilitating Company’s marketing of Services to VHA Members.

4.	JOINT RESPONSIBILITIES.

A.	Use of Trademarks. Each party grants to the other a limited license during the term of this Agreement to use the other party’s trade names, trademarks, and services marks in its marketing efforts under this Agreement, subject to the other party’s prior review and written consent to any specific usage.

B.	Performance Reviews. Representatives of the parties shall meet on a quarterly basis in person or by phone to review each party’s performance during the past quarter, and to discuss objectives and plans for the upcoming quarter.

C.	Subcontractor Relationship. Upon invitation or at the request of VHA and with the agreement of Company, Company shall offer its Services to VHA Members as a subcontractor acting on behalf of VHA pursuant to the terms of the Master Subcontractor Services Agreement attached as Exhibit G.

5.	TERM AND TERMINATION.

A.	The term of this Agreement shall be from June 1, 2004 (“Effective Date”) through May 31, 2007, unless earlier terminated for convenience or cause. This Agreement may be renewed for additional one (1) year terms, provided each party agrees to such renewal in writing at least thirty (30) days prior to the expiration of the current term. Either party may at any time during the term of this Agreement terminate it for its convenience by providing at least ninety (90) days prior written notice to the other party. Either party may at any time during the term of this Agreement terminate it for cause and pursue its legal remedies, if the other party fails to cure a material breach within thirty (30) days after written notice from the non-breaching party.

B.	In the event Company terminates for convenience or cause, Company will pay to VHA all payments due in accordance with Exhibit D. If Company terminates this Agreement for convenience and the Company has not made any sales of the Services under this Agreement, Company agrees to pay VHA, as liquidated damages, $30,000.

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C.	In the event VHA terminates for cause, Company shall pay to VHA all payments due in accordance with Exhibit D, and as liquidated damages $30,000. These liquidated damages are to compensate VHA for the costs associated with the transition to another Company, and are in addition to any actual damages that VHA may be able to demonstrate.

6.	GENERAL TERMS AND CONDITIONS.

A.	VHA Definitions. Where “VHA” is used in this Agreement, it means VHA Inc., its subsidiaries and regional office licensees. Where “VHA Members” is used in this Agreement, it means all of the participants in the VHA health care cooperative, including but not limited to shareholders, patrons, nonpatrons, and their affiliates.

B.	Lowest Prices. The prices charged for the Services sold under this Agreement during its term shall be no greater than the lowest price charged by Company to its other customers under similar terms, conditions, and aggregate purchase volumes. Company will promptly provide VHA with written notice of any applicable comparable lower prices available from Company, and this Agreement shall be automatically amended to include such lower pricing.

C.	Nonexclusive and No Minimums. This Agreement is structured as a nonexclusive contractual relationship between the parties, and therefore either party may enter into similar contracts with any third parties. Unless otherwise expressly stated, there are no minimum dollar or unit volumes of purchases required under this Agreement.

D.	Confidentiality. Except as provided below, neither party shall during the term of this Agreement and for a period of three (3) years after the expiration or termination thereof, disclose to any third party, other than its employees with a need to know who are under nondisclosure obligations, or use for any purpose other than compliance with this Agreement, any information provided to it by the other party which is marked “Confidential,” “Proprietary” or a similar legend, or which is orally identified as such at the time of disclosure. This obligation of confidentiality shall not apply to (a) information which is published by the disclosing party or otherwise becomes available to the public other than by a breach of this Agreement, (b) is rightfully received by the recipient from a third party not under an obligation of confidentiality, (c) is known by prior to disclosure, or independently developed by the recipient at any time, or (d) is required to be disclosed pursuant to a lawful subpoena from a court of competent jurisdiction or in response to a valid request by a governmental agency, so long as the recipient/disclosing party uses reasonable efforts to notify the owner prior to such disclosure. VHA shall have the right to disclose to VHA Members, and federal, state, and local governmental regulatory entities, the terms, conditions, pricing, and fees under this Agreement.

E.	Indemnities. Company shall indemnify, defend, and hold harmless VHA and VHA Members from and against any loss, liability, damage, cost or expense,

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including reasonable attorneys’ fees, arising out of: (i) bodily injury or death, or damage to property, caused by any act or omission by Company, its employees, agents, or subcontractors, or (ii) any material breach or default by Company under this Agreement, (iii) any material misrepresentation by Company to VHA or VHA’s Members of Company’s Services covered by this Agreement, or (iv) any patent, copyright, trademark, or trade secret infringement arising from the Services or services under this Agreement. However, Company shall not be obligated under this Agreement to so defend, indemnify or hold harmless any indemnitee from any such loss, liability, damage, cost or expense, to the extent of any damages which results from that indemnitee’s misconduct or negligence. VHA shall cooperate with Company at Company’s expense in its defense or settlement of indemnified matters.

F.	Limitation of Liability and Remedies. Neither party shall be liable for special, incidental or consequential damages under this Agreement, even if advised of the possibility thereof. All remedies available to an aggrieved party herein under this Agreement, at law, or in equity, are cumulative and not mutually exclusive.

G.	Insurance. Company agrees to obtain and maintain at its own expense, commercial general liability insurance including blanket contractual liability coverage with minimum limits of $1,000,000 per occurrence and $3,000,000 annual aggregate. Such insurance shall include VHA, its subsidiaries and licensees as additional insureds. Within thirty (30) days from the date of this Agreement, Company shall submit to VHA a certificate of insurance attested by a duly authorized representative of the insurance carrier or carriers, evidencing that the insurance required is in force and in effect and that such insurance will not be canceled or materially changed without giving VHA at least thirty (30) days prior written notice.

H.	Books, Records, and Audit. Company shall keep such books, records, and accounts, which are adequate to document and substantiate the transactions in this Agreement. All such books, records, and accounts shall be available at Company’s place of business for inspection and audit by VHA and its authorized representatives at any time during the term of this Agreement and for two (2) years after termination. VHA may inspect and audit them at its expense during normal business hours after at least five (5) business days prior notice, but no more frequently than twice in any consecutive twelve (12) month period. Company shall pay VHA’s reasonable costs of audit in the event that the audit reveals that Company under reported revenues to it or payments to VHA in excess of a five percent (5%) variance.

I.	Compliance with Law. In the performance of this Agreement, both parties will comply with applicable federal, state, and local laws and regulations.

J.	Debarment. Company is not excluded, suspended, or debarred from participation, or otherwise unable to participate, in any federal or state health care program including, but not limited to, Medicare and Medicaid.

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K.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding its conflicts of law provisions.

L.	Independent Contractor. Company is an independent contractor, and not an employee, agent, or partner of VHA or VHA’s Members. Company is solely responsible for the payment of all wages, taxes, benefits, and expenses of its employees, agents, and subcontractors.

M.	Force Majeure. A party hereto shall not be liable for any nonperformance of its obligations hereunder to the extent and for the duration of time that such nonperformance was due to an event beyond its reasonable control, such as acts of God (fire, earthquakes, tornadoes), terrorism, national emergencies, government regulation, civil disorders or war. The party affected by such event shall give prompt written notice to the other party and shall use commercially reasonable efforts to promptly find alternative means to resume performance.

N.	Assignment and Subcontracting. Neither party shall assign this Agreement, or subcontract its obligations hereunder without the prior written consent of the other party. Any attempt to assign or subcontract without consent shall be void.

O.	Waiver. Any failure or delay in enforcing rights or remedies by a party hereto shall not be deemed a waiver unless the waiving party states it as a waiver in writing.

P.	Severability. In the event that any provision of this Agreement is declared illegal or unenforceable by a competent court or administrative agency, the parties shall in good faith try to promptly mutually agree on a substitute provision, which accomplishes the same objectives as the original provision. If they cannot so agree, either party may terminate for convenience as described above.

Q.	Notices. Any notices given under this Agreement shall be effective when received, and may be delivered in person, by Certified Mail, Return Receipt Requested, or by receipted courier service such as Federal Express, to the addresses below.

If to VHA:	If to Company:
220 E. Las Colinas Blvd.	3061 Zanker Road
Irving, TX 75039-5500	San Jose, CA 95134
Attn: Contract Compliance	Attn: General Counsel

With a copy to:
VHA Inc.
220 East Las Colinas Blvd.
Irving, TX 75039-5500
Attn: General Counsel

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R.	Entire Agreement. As to the subject matter of this Agreement, this Agreement is the entire agreement between the parties and supersedes any prior oral or written understandings. This Agreement may only be amended by a written amendment signed by both parties.

S.	Survival. Provisions that involve the following topics shall survive the expiration or earlier termination of this Agreement: books, records, and audit; compliance with law; confidentiality; governing law; indemnities; limitation of liability; notices; payments, to the extent due but not yet paid; remedies; reports, for so long as fees are paid; survival; waiver.

T.	Exhibits. The following Exhibits are attached hereto and incorporated by this reference. In the event of conflict between the Exhibits and the body of this Agreement, the Exhibits shall control unless otherwise indicated therein.

Exhibit A – Services and Discounts

Exhibit B – Special Value-Adds

Exhibit C – Customer Satisfaction and Escalation Procedures

Exhibit D – Administrative Fees Payable to VHA

Exhibit E – End-User Contract

Exhibit F – Existing Customers

Exhibit G – Master Subcontractor Services Agreement

IN WITNESS WHEREOF, authorized representatives of the parties have signed this Services Agreement below.

VHA Inc. (“VHA”)	Neoforma, Inc. (“Company”)

By: /s/ Hayes	By: /s/Theresa Grossi

Printed Name: Hayes	Printed Name: Theresa Grossi

Title: Senior Vice President	Title: Vice President, Sales

Date: June 3, 2004	Date: June 4, 2004

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Services Agreement

Exhibit A — Services and Discounts

Company agrees to offer the following Services to VHA and VHA Members at the Discounts indicated. Services include successor service lines, such as improved, renamed, or rebundled services.

Company shall provide its Data Management Solution (DMS) that contains the following service offerings:

☐	Rationalize products and vendors for master file inclusion
■	Compare Purchase Order (PO) history and item files to develop include / exclude list
■	Identify erroneous, duplicate and obsolete data
■	Recommend items to be inactivated / removed

☐	Correct and normalize vendor and product information
■	Map vendors to Company’s hierarchical manufacturer master table
■	Develop comprehensive product descriptions
■	Correct vendor part numbers and units of measure to American National Standards Institute (ANSI) standards

☐	Categorize item file products to Universal Standards Products services Classification (UNSPSC) standards
■	Classify products by family, class, commodity and business function for reporting and analysis

☐	Enrich item file products with extended attributes
■	Provide additional attributes to each item to support product cross-reference

☐	Company shall also provide a periodic maintenance refresh that maintains the integrity of the Materials Management Information System (MMIS) or Enterprise Resource Planning (ERP) system data.

☐	VHA Member pricing is a fixed fee service model based on the following parameters:
■	The size of the files being cleansed including the number of vendors and items
■	The number of item and files being processed for a hospital system
■	The service level chosen
■	The timeline required for delivery
■	Custom requirements or needs

☐	VHA Members will be given a minimum discount of * percent (*) off of the total price of the project.

☐	VHA Members will receive price quotes that will be firm for sixty (60) days.

(Service Agreement November 18, 2003)	Page 10 of 32
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* Confidential treatment requested

Services Agreement

Exhibit B — Special Value-Adds

Company agrees to perform the following special value-adds as part of its offering of Services.

☐	Best Practices Training: at the conclusion of all data cleansing engagements, Company’s Client Services Team will spend no less than four (4) hours with the VHA Member reviewing potential modifications to existing processes that will better enable the VHA Member to maintain improved control over master files. The training will emphasize: access controls for new product additions; conforming product descriptions based on the DMS attribute methodology; and auditing item file relevancy.

☐	Item File Assessment: upon selection of Company, Company will either waive and/or credit VHA Member costs associated with the Item File Assessment Program. VHA Members that participate in the assessment gain both quantitative and qualitative insights to the costs of dirty data and a blueprint for addressing identified opportunities.

☐	Group Purchasing Organization (GPO) / VHA Audit Report: at the VHA Member’s permission, Company will supply copies of the VHA Member’s Contract Opportunity Analysis Report to VHA for their review and potential assistance in facilitating additional supply expense reductions.

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Services Agreement

Exhibit C — Customer Satisfaction and Escalation Procedures

Company agrees to develop a standardized survey tool within ninety (90) days of the Effective Date of this Agreement. Company will survey VHA Members within six (6) weeks of project completion. Upon completion of all VHA Customer surveys conducted by Company, such results will be made available to VHA.

Company agrees to use the following escalation policy to improve customer service for Services provided to VHA Members.

The Issue Management guidelines created by Company will provide the basis for issue management throughout each project. These guidelines will be used to identify issues clearly, log and track status, document analysis and potential resolutions, and define the escalation process. The on-line project management tool includes an “Issues Tracker” and will be used to track any project related issues. Company’s Project Manager and the Client Project Lead will both be involved in evaluating the issues throughout the project. Once an issue is identified, it is raised to the Company and Client Project Lead. The issue is then logged in the Issues Tracker. The Company and Client Project Lead will in turn review the issue and assign an owner. If the issue is unable to be resolved, the issue escalation process will be as follows:

Issue Resolution Hierarchy

The Company and Client Project Lead will discuss all issues first. When applicable, the issue will be raised during the weekly meetings. In the event an issue is unable to be resolved by the Project Managers, the issue will be escalated to the Project Sponsor and the Project Director.

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Services Agreement

Exhibit D — Administrative Fees Payable to VHA

Company shall pay the following Administrative Fees to VHA:

☐	Administrative Fees. * percent (*) of Company’s Net Revenue invoiced for each New Customer contract, and any renewals or extensions of the New Customer contracts, at the time the New Customer is invoiced by Company during the term of this Agreement. “New Customers” are those customers who are not on the list of Exhibit F—Existing Customers, and who sign contracts during the term of this Agreement. Company shall pay cumulated monthly New Customer Administrative Fees to VHA on the 15th day of the month following the end of the full or partial quarter for the prior quarter.

☐	* percent (*) of Company’s Net Revenue invoiced for each Existing Customer’s contract, and any renewals or extensions of the Existing Customer contracts, at the time the Existing Customer is invoiced by Company during the term of this Agreement. “Existing Customers” are those customers who are on the attached list of Exhibit F—Existing Customers. Company shall pay cumulated monthly Existing Customer Administrative Fees to VHA on the 15th day of the month following the end of the full or partial quarter for the prior quarter.

☐	Administrative Fees at the time the Customer is invoiced by Company will continue to be paid during the period of time in which the initial or extended term of its contracts with VHA Members may extend beyond the date of expiration or earlier termination of this Agreement or for any sales that occur during the three (3) months following expiration or earlier termination. Company shall pay such cumulated monthly carryover fees to VHA on the 15th day of the month following the end of the full or partial quarter for the prior quarter. This provision shall survive the expiration or earlier termination of this Agreement.

☐	“Net Revenue” means the net (less discounts) invoiced amount of sales price, license fee or service fee for each Service transaction. Services sold to VHA shall not be included in the calculation of Net Revenue.

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* Confidential treatment requested

Services Agreement

Exhibit E – End-User Contract

Company agrees to use the following End-User Contract, or substantially similar contract, in its Services offerings to VHA Members for the term of this Agreement and any extensions or renewals.

NEOFORMA SERVICES AGREEMENT

THIS AGREEMENT is made this              200_ between Neoforma, Inc., a Delaware corporation with its principle place of business at 3061 Zanker Road, San Jose, CA 95134 (“Neoforma”) and                     , a              corporation with its principle place of business at              (“Client”).

In consideration of the premises and other good and valuable consideration set forth below, the receipt and sufficiency of which the parties acknowledge, Neoforma and Client (each a “Party” and collectively the “Parties”) agree as follows;

1.	SERVICES

Neoforma shall provide, or arrange to provide through subcontractors, those services set forth in Exhibit A, attached to this Agreement and incorporated into it by this reference (“Services”).

2.	COOPERATION; NO INDIVIDUALLY-IDENTIFIABLE PATIENT INFORMATION

Client’s timely provision of and access to office accommodations, facilities, equipment, assistance, and complete data sets from its officers, agents, and employees, and suitably configured computer products (“Cooperation”), is essential to the performance of the Services, and Neoforma shall not be responsible for any deficiency in performing the Services because of Client’s failure to provide full Cooperation. In the course of Neoforma’s provision or arrangement of the Services, Client shall not disclose to Neoforma or its subcontractors any individually-identifiable patient information.

3.	COMPENSATION

In return for the provision of the Services, Client shall pay Neoforma a project fee of $             (“Project Fee”) plus reasonable travel and related expenses incurred by Neoforma and its subcontractors in providing the Services. Such expenses are not expected to exceed 25% of the project fee. Client shall pay such expenses within (30) days of receipt of monthly invoices from Neoforma. The Project Fees will be due as follows; one third of the total Project Fee is due at contract signing, one third of the Project Fee is due thirty-days (30) after the project commencement, and the balance of the Project Fee is due upon the completion of work. Upon completion of work, Neoforma shall deliver a final data container to Client. Client shall have one week to evaluate the final data container and provide notice to Neoforma of its acceptance or rejection of the final data container and agreement to pay the balance of the Project Fees. If Client fails to provide such notice after one week, work shall be deemed complete and the balance of the Project Fees shall be due.

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Services Agreement

Exhibit E – End-User Contract (Continued)

Notwithstanding the foregoing, if Client’s failure to provide full Cooperation in accordance with Section 2 above delays the completion of work after Neoforma has provided Client with notice of such failure, the balance of the Project Fees shall be due within five (5) business days of notice from Neoforma to Client of such delay. Project Fees and expenses not paid in accordance with this Section 3 shall accrue interest at the rate of the greater of one and one-half percent (1.5%) per month or the maximum rate allowed by law.

4.	TERM

Either Party may terminate this agreement immediately if the other Party is in material breach of its obligations hereunder and fails to cure within 10 days after receipt of written notice from the other Party specifying the breach. Either party may also terminate this agreement for any reason thirty (30) days after providing notice to the other Party. Services provided up to the date of termination shall be paid on a pro rata basis as follows;

After 30 days	40% of Fees
After 60 days	60% of Fees
After 75 days	80% of Fees
After 90 days	100% of Fees

5.	CONFIDENTIAL INFORMATION

“Confidential Information” means: (i) business or technical information of either Party; (ii) information designated by either Party as “confidential” or “proprietary” or which, under the circumstances taken as a whole would reasonably be deemed to be confidential; and (iii) the terms and conditions of this Agreement, but excludes information that: (i) is in or enters the public domain without breach of this Agreement; (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a non-disclosure obligation; or (iii) the receiving Party knew prior to receiving such information from the disclosing Party or develops independently.

Neither Party shall: (i) use or disclose to any third party or use any Confidential Information disclosed to it by the other Party except as expressly permitted fit in this Agreement; and (ii) take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party.

Either Party may disclose Confidential Information of the other Party: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing Party gives reasonable notice to the other Party to contest such order or requirement; and (ii) on a confidential basis to its legal or financial advisors or as reasonably required.

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Services Agreement

Exhibit E – End-User Contract (Continued)

Notwithstanding the foregoing, Neoforma and its subcontractors may create new collections of data (the “Generic Data”) by deleting or masking all identification of Client from data supplied by Client, and may include this Generic Data in master databases created and retained by Neoforma and its subcontractors. Such master databases shall not include or disclose any information that reveals Client’s identity. Other than for purposes of building and using those databases of Generic Data, Neoforma and its subcontractors shall not use, sell, lease, or rent or otherwise disclose to any third parties any data supplied by or obtained from Client except to the limited extent necessary to perform Services.

6.	NEOFORMA PROPERTY

Except as expressly provided in Section 7, all right, title, and interest in and to all database designs, schema, and databases, including the Generic Data, proprietary information of Neoforma and its subcontractors, software, and other materials used, supplied or created by Neoforma and its subcontractors is and shall remain the sole property of Neoforma or its subcontractors, and Client obtains no rights in any such Supplied Materials except for the limited license as expressly set forth in Section 8 below.

7.	CLIENT PROPERTY

Client shall own right, title, and interest in and to any data as originally supplied by it to Neoforma and its subcontractors pursuant to this Agreement, and any scrubbed data delivered by Neoforma or its subcontractors for loading into Client’s information systems.

8.	LICENSE

Neoforma and its subcontractors hereby grant to Client a restricted license to use for Client’s internal business purposes only any database designs, schema, proprietary information, and associated materials that are created and delivered by Neoforma to Client in providing the Services (the “Supplied Materials”). Client may make sufficient copies of Supplied Materials for licensed use and as reasonably necessary for backup purposes. Client shall not: (i) remove or modify any program markings or any notice of proprietary rights from Supplied Materials; (ii) re-license, rent, lease, timeshare or act as a service bureau for Supplied Materials; or (iii) cause or permit reverse engineering or decompilation of Supplied Materials except to the extent otherwise authorized by law. Any unauthorized sharing, distribution, dissemination, or copying either by manual or electronic means of such Supplied Materials shall be considered a breach of this Agreement. When this Agreement expires or terminates, Client shall return or destroy all Supplied Materials.

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Services Agreement

Exhibit E – End-User Contract (Continued)

9.	STATUS AND TAX

The Parties enter into this Agreement as independent contractors and neither has the authority to bind the other to any third party or to otherwise act in any way as the representative of the other, unless otherwise expressly agreed in writing signed by both Parties. Neoforma shall pay all taxes required as a result of receipt of payment hereunder, except sales taxes, if applicable.

10.	ASSIGNMENT, AMENDMENT, SUCCESSION AND WAIVER

Neither party shall assign this Agreement or any part thereof without first obtaining express written consent of the other Party. Consent shall not be unreasonably withheld. This Agreement may not be amended or supplemented except in writing signed by both Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors and assigns. No express waiver of any prior breach of this Agreement shall constitute a waiver of any subsequent breach, and no waiver shall be implied.

11.	INDEMNIFICATION

Each Party (“Provider”) shall defend, indemnify and hold the other Party (“Recipient”) harmless against any and all liability imposed or claimed, including attorney’s fees and other legal expenses, arising directly or indirectly from any third party claim that information, designs, specifications, software, data or material furnished by the Provider and used by the Recipient hereunder infringes any intellectual property rights of any third parties. The indemnifications provided above are conditioned upon the indemnified Party providing the indemnifying Party with: (i) prompt notice of the claim; (ii) sole control of the defense and all related settlement negotiations; and (iii) reasonable assistance, information, and authority to carry out the defense as set forth above.

12.	LIMITATION OF LIABILITY

NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NEOFORMA AND ITS SUBCONTRACTORS LIABILITY TO CLIENT UNDER THIS AGREEMENT IS LIMITED TO THE AMOUNTS ACTUALLY PAID TO NEOFORMA UNDER THIS AGREEMENT. FURTHERMORE, NEOFORMA AND ITS SUBCONTRACTORS SHALL NOT BE LIABLE TO CLIENT OR ANY OTHER PARTY FOR ANY LOSS USE, INTERRUPTION OF BUSINESS, DAMAGE OR EXPENSE INCURRED IN CONNECTION WITH THE AVAILABILITY, OPERATION OR USE OF THE CLIENTS NETWORK, THE INTERNET, OR ANY OTHER SYSTEM THAT IS USED BY NEOFORMA, ITS SUBCONTRACTORS OR CLIENT IN THE PERFORMANCE OF THE SERVICES, ANY TECHNICAL MALFUNCTION, COMPUTER ERROR OR LOSS OR CORRUPTION OF DATA, SEQUENCE, ACCURACY AND COMPLETENESS OF DATA, OR OTHER INJURY, DAMAGE OR DISRUPTION OF ANY KIND RELATED THERETO. IN ADDITION, NEOFORMA AND

(Service Agreement November 18, 2003)	Page 17 of 32
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CONFIDENTIAL INFORMATION OF VHA INC.

ITS SUBCONTRACTORS WILL NOT BE LIABLE TO CLIENT OR ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF NEOFORMA OR ITS SUBCONTRACTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NEOFORMA DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY ACKNOWLEDGES THAT IT HAS NOT ENTERED INTO THIS AGREEMENT IN RELIANCE UPON ANY

WARRANTY OR REPRESENTATION EXCEPT THOSE SPECIFICALLY SET FORTH HEREIN. NEOFORMA SHALL PROVIDE THE SERVICES IN A WORKMANLIKE MANNER.

13.	FORCE MAJEURE

Neither party shall be liable for any failure to perform or for a delay in the performance of its obligations caused by circumstances beyond its reasonable control, including, but not limited to acts of God, acts of government or any agency thereof, strikes, lock-outs, trade disputes, shortages of material or energy, transportation embargoes, acts of public enemies, declared war, rebellion, sabotage, epidemic, quarantine restrictions, fire, storm, flood, earthquake, hurricane, tornado or any act, neglect or default of the other Party.

14.	NOTICES

Notices shall be deemed to have been given when delivered in person to the Party for whom it is intended, or when mailed by registered or certified mail to the address shown for the Party in question on the face of this agreement, or as modified.

15.	ENTIRE AGREEMENT

This Agreement is intended to be the sole and complete statement of obligation of the Parties as to the subject matter of this Agreement and supersedes all previous understandings, negotiations and proposals as to such matter.

16.	OMNIBUS RECONCILIATION ACT COMPLIANCE

The parties shall make available upon written request of the Secretary of Health and Human Services or the Comptroller General, or their representatives, this Agreement and such books and documents and records, as may be necessary to verify the nature and extent of the costs of the services rendered hereunder to the full extent required by the Health Care Financing Administration implementing Section 952 of the Omnibus Reconciliation Act of 1980 at 42 U.S.C. Section 1395 (x)(v)(1)(1).

(Service Agreement November 18, 2003)	Page 18 of 32
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Services Agreement

Exhibit E — End-User Contract (Continued)

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized representatives on the day and year first written.

NEOFORMA, INC.	[HOSPITAL]
By:	By:
Title:	Title:
Signature	Signature

Exhibit A

NEOFORMA DATA MANAGEMENT SOLUTION (SERVICES)

I.	Client Background

II.	Neoforma’s recommendation

[Detailed Description of Services]

III.	Professional Services Approach

IV.	Neoforma Pricing & Timing

Proposal Pricing

Project Timeline

V.	Assumptions

VI.	Scope

In addition, the project scope, pricing, timelines will usually reference a standard set of services to include:

■	Item Master work
■	Vendor Master work
■	Contract Master work
■	UNSPSC categorization work
■	Maintenance

(Service Agreement November 18, 2003)	Page 19 of 32
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CONFIDENTIAL INFORMATION OF VHA INC.

Services Agreement

Exhibit F — Existing Customers

The following list of Existing Customers is VHA Members with which Company has been doing business with prior to the Effective Date of this Agreement.

VHA Member LIC #	VHA Member Name	City	State	Existing Service
*	Baptist Health Care Corporation	Pensacola	FL	DMS
*	*	*	CA	DMS
*	*	*	AR	DMS

(Service Agreement November 18, 2003)	Page 20 of 32
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CONFIDENTIAL INFORMATION OF VHA INC.

* Confidential treatment requested

Services Agreement

Exhibit G — Master Subcontractor Services Agreement

MASTER SUBCONTRACTOR SERVICES AGREEMENT

This agreement (“Agreement”) is made as of this 1st day of June, 2004, (the “Effective Date”) by and between Neoforma, Inc., having a principal place of business at 3061 Zanker Road, San Jose, California 95134 (“Subcontractor”) and VHA Inc., having a principal place of business at 220 East Las Colinas Boulevard, Irving, Texas 75039-5500 (“VHA”).

Preliminary Statements:

The parties desire to enter into a nonexclusive relationship as part of VHA’s offerings to its members that will enable VHA and Subcontractor to work together productively and efficiently on specific project opportunities. The relationship of the parties in connection with particular projects will be a prime/subcontractor arrangement.

This Agreement defines the rights and responsibilities of VHA and Subcontractor.

VHA is, among other things, in the business of providing certain services to its members. Subcontractor offers the services at the prices set forth in the Service Listing, Fees and Discounts exhibit attached hereto and incorporated herein by reference as Exhibit A.

Section 1.	Definitions.

a. Where “VHA” is used in this Agreement, it means VHA Inc., its subsidiaries and regional office licensees. Where “VHA Members” is used in this Agreement, it means all of the participants in the VHA health care cooperative, including, but not limited to, shareholders, patrons, nonpatrons, and their affiliates.

b. “Services” shall mean those specific services of Subcontractor that are listed in Exhibit A, and all future enhancements of and modifications to such services.

c. “Associated Deliverables” shall mean those specific deliverables of Subcontractor that are associated with the Services and are described in the Statement of Work, and all future enhancements of and modifications to such deliverables.

d. “Statement(s) of Work” shall mean that document that describes the specific project and sets forth the rights and responsibilities of the parties, should Subcontractor’s services be engaged by VHA.

(Service Agreement November 18, 2003)	Page 21 of 32
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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

e. “Joint Bid” or “Bid” shall mean a prime/subcontractor relationship or other form of cooperation between the parties in connection with the preparation and submission of proposals and bids.

f. “Lead” shall mean an opportunity to bid/propose generated by VHA, or an opportunity to bid/propose when a VHA Member health-care organization requests services from the Subcontractor through VHA.

g. “Marketing Guidelines” shall mean those specific activities that are listed in the exhibit attached hereto and incorporated herein by reference as Exhibit B, and all future enhancements of and modifications to such Activities.

Section 2.	Purpose. This Agreement is not a requirements contract and does not obligate VHA to acquire or purchase any of the Services, but only establishes the terms and conditions for such acquisition or purchase of the Services, if they occur.

Section 3.	Statements of Work.

a. Subcontractor agrees to make available and perform the Services in accordance with Statements of Work and other identified documents, which are subsequently made a part of this Agreement by mutual concurrence between authorized parties and incorporated by reference herein. All Statements of Work shall be separately executed between the parties and shall, at a minimum, contain the following information:

1)	The details of the scope and type of the Services to be provided, including manpower requirements (if applicable) and time estimates for completion of the Services;

2)	Payment criteria (e.g., fixed price, retainer fee, down payment, etc.) including rate of pay, payment milestones, if any, and the associated dollar amounts due at each milestone together with the criteria for the release of each milestone payment;

3)	Warranties associated with the Services, if different than the warranty provisions as set forth in this Agreement; and

4)	Review/reporting commitments.

b. If a Statement of Work conflicts with the terms of this Agreement, the order of precedence shall be: (1) this Agreement and (2) the Statement of Work.

(Service Agreement November 18, 2003)	Page 22 of 32
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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

Section 4.	Teaming Agreements.

a. In the event that the parties decide to prepare a Joint Bid in connection with a specific project opportunity, such Bid may, at the parties’ option, be the subject of a separately negotiated “teaming” agreement, which shall specify the relationship and respective rights and responsibilities of the parties with respect to such project. In such teaming agreement, the parties agree that (i) the project manager on such project will be a VHA representative, and (ii) the parties will respond jointly to such bid/request and will enter into a separately negotiated agreement specifying the relationship and respective rights and responsibilities of the parties with respect to the co-staffed project. Each party shall bear its own costs and expenses in connection with all activities involved in preparing and submitting bids (including, without limitation, joint bids for co-staffed projects) under this Agreement.

b. Any exchange of confidential information between the parties associated with the project and not governed by a separate nondisclosure agreement shall be governed by the applicable “teaming” agreement.

c. Under such teaming agreement, VHA may use its sole discretion in determining eligibility of Patron Equity Certificates (“PEC vouchers”) for VHA Member payment of Services to VHA. VHA’s Patron Equity Redemption Program may issue PEC vouchers to VHA Members for the purpose of purchasing selected products and services from VHA. Therefore, Subcontractor will not propose the use of PEC vouchers for payment of Services by VHA Members.

Section 5. Purchase and Subcontracting of Services. VHA may, as appropriate, purchase from Subcontractor various Services offered by Subcontractor. Subcontractor shall provide such Services directly to VHA’s Members at the direction of VHA. VHA shall be responsible for billing the VHA Member, and shall pay Subcontractor for the Services based on the schedule identified in the Scope of Work developed for the VHA Member. In any agreement VHA enters into with a VHA Member pursuant to which Subcontractor shall provide Services, VHA shall secure the necessary licenses and rights from the VHA Member to allow Subcontractor to create new collections of data (the “Generic Data”) by deleting or masking all identification of the VHA Member from data supplied by the VHA Member, and to include this Generic Data in master databases created and retained by Subcontractor. Such master databases shall not include or disclose any information that reveals the VHA Member’s identity. Subcontractor shall not use, sell, lease, or rent or otherwise disclose to any third parties any data supplied by or obtained from the VHA Member except to the limited extent necessary to perform Services.

(Service Agreement November 18, 2003)	Page 23 of 32
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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

Section 6.	Invitation To Bid.

a. If invited by VHA to participate in a Bid or Joint Bid on a particular project, Subcontractor shall provide VHA with a timely response. If not provided within three (3) business days from the date of invitation, it shall be deemed that Subcontractor has no interest in participating in the Bid. VHA shall then have the right to pursue other sources to provide the necessary Services.

b. If invited by a VHA Member to provide a Bid on a particular project, Subcontractor agrees to give VHA written notice of all invitations from VHA Members received by Subcontractor within three (3) business days. VHA may, in its sole and absolute discretion, determine whether Subcontractor may perform the work as outlined in the lead, may pursue such lead without VHA’s participation or whether the project shall be co-staffed. Within three (3) business days after receipt of such written notice from Subcontractor, VHA shall deliver a written notice to Subcontractor stating whether Subcontractor may perform such work, Subcontractor may pursue such project without VHA’s participation or whether the project shall be co-staffed. VHA’s failure to deliver such notice within such three (3) business day period shall constitute VHA’s approval of Subcontractor’s provision of the Services pursuant to the applicable Lead without any co-staffing requirement. Within three (3) business days after receipt of VHA’s written notice, Subcontractor shall deliver a written notice to the VHA Member stating whether or not Subcontractor intends to pursue the project individually or to co-staff the project, as applicable. Subcontractor’s failure to deliver such written notice within such three (3) business day period shall constitute Subcontractor’s election not to participate in a co-staffing project or to provide the Services individually to the applicable VHA Member.

Section 7. Support. Subcontractor shall be solely responsible for any Services and Associated Deliverables provided to VHA Members. Any warranty or guarantee given by Subcontractor shall be passed through to VHA’s Members. Any warranty or guarantee given by either party shall be the sole responsibility of that party, and the other party shall not be liable for the granting party’s failure to comply with such warranty or guarantee.

Section 8. Similar Services and Products. Subcontractor understands and agrees that VHA may become familiar with the ideas and concepts contained in the Services and Associated Deliverables, but that shall not preclude VHA in any way from developing, acquiring or marketing services capabilities, tools, methodologies or other goods, products or services similar to the Services and Associated Deliverables. Notwithstanding the foregoing, VHA may not use Confidential or Proprietary information of the Subcontractor including, but not limited to methodologies, technology, or any processes used to deliver the Services.

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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

Section 9. Expenses. Each party shall bear its own costs and expenses in connection with all activities involved in preparing and submitting bids (including, without limitation, Joint Bids) under this Agreement.

Section 10. Term and Termination.

a. This Agreement shall remain in effect for a period of three (3) years following the Effective Date unless terminated earlier pursuant to another provision of this Agreement. This Agreement may be renewed for additional one (1) year terms, provided each party agrees to such renewal in writing at least thirty (30) days prior to the expiration of the current term.

b. Either party may terminate this Agreement at any time, without cause, upon ninety (90) days advance written notice;

c. VHA shall have the right, at any time, to terminate this Agreement immediately in the event there is: (1) a consolidation, merger or reorganization of Subcontractor with or into another corporation or other entity; (2) creation of a new majority interest in, or change in majority ownership of, Subcontractor; or (3) a sale of all or substantially all of Subcontractor’s assets;

d. All notices of termination shall be in writing and delivered by certified mail; and

e. Upon termination of this Agreement,

1)	each party shall promptly return to the other all materials and other items furnished to it by the other party pursuant to this Agreement;

2)	Subcontractor shall no longer hold itself out as a participant with VHA hereunder or act in a manner that would imply a continuing relationship between the parties unless permitted under separate agreement between the parties then in effect;

3)	if required by VHA, Subcontractor shall be required to complete all Services under contract at the time of such termination or expiration;

4)	for all Services under contract at the time of termination of this Agreement, but completed prior to termination of this Agreement, Subcontractor will submit a final invoice to VHA, within thirty (30) days, for Fees earned by Subcontractor prior to the date of termination. VHA will pay Subcontractor all Fees earned through the expiration or termination date hereto if, and only if, Subcontractor was not in breach of any provision of this Agreement prior to such expiration or termination date; and

(Service Agreement November 18, 2003)	Page 25 of 32
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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

5)	for all Services under contract at the time of termination of this Agreement, but completed after the termination of this Agreement, Subcontractor will submit to VHA, within thirty (30) days after the completion of the Services, a final invoice for Fees earned by Subcontractor. Subcontractor’s failure to submit a claim within such time will constitute a waiver of all claims and a release of VHA from all liability arising out of such matters.

Section 11. Indemnity. Subcontractor shall indemnify, defend, and hold harmless VHA and VHA Members from and against any loss, liability, damage, cost or expense, including reasonable attorneys’ fees, arising out of: (i) bodily injury or death, or damage to property, caused by any act or omission by Subcontractor, its employees, agents, or subcontractors, or (ii) any material breach or default by Subcontractor under this Agreement, (iii) any material misrepresentation by Subcontractor to VHA or VHA’s Members of Subcontractor’s Services covered by this Agreement, or (iv) any patent, copyright, trademark, or trade secret infringement arising from the Services or services under this Agreement. However, Subcontractor shall not be obligated under this Agreement to so defend, indemnify or hold harmless any indemnitee from any such loss, liability, damage, cost or expense, to the extent of any damages which results from that indemnitee’s misconduct or negligence. VHA shall cooperate with Subcontractor at Subcontractor’s expense in its defense or settlement of indemnified matters.

Section 12. Limitation of Liability. Neither party shall be liable for special, incidental or consequential damages under this Agreement, even if advised of the possibility thereof. All remedies available to an aggrieved party herein under this Agreement, at law, or in equity, are cumulative and not mutually exclusive.

Section 13. Insurance. Subcontractor agrees to obtain and maintain, at its own expense, commercial general liability insurance including errors and omissions liability, professional liability, blanket contractual liability and Products and Services liability coverage with minimum limits of $1,000,000 per occurrence and $3,000,000 annual aggregate. Such insurance shall include VHA and it’s affiliates, licensees and subsidiaries as additional insureds. Prior to commencement of work under this Agreement, Subcontractor shall submit to VHA a certificate of insurance executed by a duly authorized representative of the insurance carrier or carriers, evidencing that the insurance required is in force and in effect and that such insurance will not be canceled or materially changed without giving VHA at least thirty (30) days prior written notice.

Section 14. Performance Measures. At the request of VHA, Subcontractor will participate in VHA’s customer satisfaction performance monitoring program for the purposes of ensuring VHA Member Satisfaction with Services offered to VHA Members by Subcontractor. Subcontractor’s overall composite customer satisfaction score may not be lower than eighty (80) in the aggregate for any given year for the VHA customer

(Service Agreement November 18, 2003)	Page 26 of 32
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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

satisfaction survey. In the event Subcontractor scores are lower than eighty (80), Subcontractor agrees to develop a mutually agreed upon plan within thirty (30) days to improve customer service. Any failure to do this will be considered a material breach of this Agreement.

Section 15.	Warranties.

a. Warranty of Title. Subcontractor warrants that it has the right and is duly authorized to enter into this Agreement and has sufficient right, title and interest in and to the Services and Associated Deliverables and related documentation to make the commitments provided for herein, and shall not make any commitments to others inconsistent herewith.

b. Service Warranty. Subcontractor warrants that the Services will be performed in a good and workmanlike manner in accordance with industry standards and in compliance with the Statement of Work to be incorporated herein subsequently on a project-by-project basis. Subcontractor shall provide the Services at a level of professionalism, workmanship and quality at least equal to that of services provided to its other customers, and shall maintain the Associated Deliverables and the documentation for such Services and Associated Deliverables at a level of quality at least equal to that of other versions of the Associated Deliverables and associated documentation.

Section 16. Relationship of the Parties. Subcontractor and VHA are independent contractors acting for their own accounts and are not authorized to make any commitment or representation on the other’s behalf unless previously authorized by such party in writing. Neither party is responsible to any VHA Member or Affiliate for the quality or performances of services furnished by the other party. Each party is solely responsible for establishing the prices for its own products, services and associated deliverables. Subcontractor shall not be entitled to any of the benefits to which employees of VHA may be entitled.

Section 17. Confidentiality. Except as provided below, neither party shall during the term of this Agreement and for a period of three (3) years after the expiration or termination thereof, disclose to any third party, other than its employees with a need to know who are under nondisclosure obligations, or use for any purpose other than compliance with this Agreement, any information provided to it by the other party which is marked “Confidential”, “Proprietary” or a similar legend, or which is orally identified as such at the time of disclosure. This obligation of confidentiality shall not apply to (a) information which is published by the disclosing party or otherwise becomes available to the public other than by a breach of this Agreement, (b) is rightfully received by the recipient from a third party not under an obligation of confidentiality, (c) is known by prior to disclosure, or independently developed by the recipient at any time, or (d) is required to be disclosed pursuant to a lawful subpoena from a court of competent jurisdiction or in response to a valid request by a governmental agency, so long as the

(Service Agreement November 18, 2003)	Page 27 of 32
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CONFIDENTIAL INFORMATION OF VHA INC.

Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

recipient/disclosing party uses reasonable efforts to notify the owner prior to such disclosure. VHA shall have the right to disclose to VHA Members, and federal, state, and local governmental regulatory entities, the terms, conditions, pricing, and fees under this Agreement.

Section 18. Final Reports. Unless agreed to otherwise by the parties in writing, all materials provided to the client, including bids/proposals and final reports, will be generated by VHA as prime contractor.

Section 19. Training. Subcontractor will attend, at its own expense, a VHA orientation, not to exceed one (1) day in length, at a mutually agreed upon VHA site. The purpose of the orientation will be to provide VHA with technical and non-technical managerial skills about using the Services, and provide Subcontractor with an overview of VHA services and organizational structure.

Section 20. Medicare Disclosure. The parties agree to conform to the Medicare Disclosure requirements as set forth in Section 952 of P.L. 96-499. VHA and Subcontractor agree to make available upon request of the Secretary of Health and Human Services or the Comptroller General of the United States, or any other duly authorized representative of either, the contracts, books, documents and records that are necessary to certify the nature and extent of the cost associated with this Agreement for a period of four (4) years from completion of all services provided under the Agreement.

Section 21. Compliance with Law. In the performance of this Agreement, both parties will comply with applicable federal, state, and local laws and regulations, including but not limited to the Health Insurance Portability and Accountability Act (“HIPAA”) as it is amended from time to time during this Agreement.

Section 22. Invoices and Payment. Subcontractor will submit monthly invoices for work performed under this Agreement in the prior month, or based on a schedule outlined in the Statement of Work. If requested by a VHA Member, project-level invoicing showing a summary of professional fees and associated out-of-pocket expenses, by individual consultant, shall be provided. Invoices submitted to VHA for services and expenses will be paid to Subcontractor upon receipt of payment by VHA from the VHA Member organization for those services and associated out-of-pocket expenses.

Section 23. Miscellaneous.

a. Neither party may assign or transfer any of the rights or obligations set forth in this Agreement without the prior written consent of the duly authorized representative of the other party, except that VHA may assign this Agreement to a subsidiary company or entity.

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CONFIDENTIAL INFORMATION OF VHA INC.

b. Subcontractor will not use agents or subcontractors to perform any of Subcontractor’s duties and obligations under this Agreement or any Statement of Work without first obtaining VHA’s prior written consent. A condition precedent to obtaining VHA’s written consent is Subcontractor’s agent or subcontractor agreeing in writing to be bound by Subcontractor’s duties and obligations under this Agreement. A breach of those duties and obligations by Subcontractor’s agent or subcontractor will be deemed a breach of this Agreement by Subcontractor. Unless otherwise agreed in writing by VHA, VHA’s sole payment obligation is to Subcontractor and any agent or subcontractor expressly waives the right to seek payment from VHA and will look solely to Subcontractor for payment.

c. The failure of either party to enforce, in any one or more instances, any of the terms or conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition.

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Services Agreement

Exhibit G — Master Subcontractor Services Agreement (Continued)

d. This Agreement shall be governed by the laws of the State of Texas, excluding its conflicts of law provisions.

e. As to the subject matter of this Agreement, this Agreement is the entire agreement between the parties and supersedes any prior oral or written understandings. This Agreement may only be amended by a written amendment signed by both parties.

f. The provisions of this Agreement are severable. If any provision is determined to be unenforceable or unlawful, it shall not affect the enforceability of the remainder of this Agreement.

g. Any notices given under this Agreement shall be effective when received, and may be delivered in person, by Certified Mail, Return Receipt Requested, or by receipted courier service such as Federal Express, to the addresses below.

If to VHA:	If to Subcontractor:
220 E. Las Colinas Blvd.	3061 Zanker Road
Irving, TX 75039-5500	San Jose, CA 95134
Attn: Contract Compliance	Attn: General Counsel

With a copy to:	With a copy to:
VHA Inc.
220 East Las Colinas Blvd.
Irving, TX 75039-5500
Attn: General Counsel

IN WITNESS WHEREOF, VHA and Subcontractor have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Neoforma, Inc. (“Subcontractor”)	VHA Inc. (“VHA”)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

(Service Agreement November 18, 2003)	Page 30 of 32
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Services Agreement

Exhibit G – Master Subcontractor Services Agreement (Continued)

SERVICE LISTING, FEES AND DISCOUNTS

EXHIBIT A

FEE STRUCTURE

☐	Subcontractor will provide a discount to VHA of * percent (*) of the gross invoice. This discount will be from the invoiced amount to VHA on a monthly, billable basis.

☐	VHA is responsible for final pricing to VHA Members. Proposed fees will be adjusted as necessary to cover administrative, project management, and/or marketing and sales expenses, or to subsidize the engagement to the benefit of the VHA Members.

(Service Agreement November 18, 2003)	Page 31 of 32
Neoforma, Inc. – Effective June 1, 2004

CONFIDENTIAL INFORMATION OF VHA INC.

* Confidential treatment requested

Services Agreement

Exhibit G – Master Subcontractor Services Agreement (Continued)

MARKETING GUIDELINES

EXHIBIT B

VHA will grant the Subcontractor the following marketing authorities;

The Subcontractor may:

☐	Use the VHA logo on their web site as a customer reference.

■	VHA product marketing will provide the subcontractor with an approved image.

☐	Create a hyper-link from VHA’s logo or other references on their site to VHA’s public site.

■	vha.com

☐	Have a hyper-link point to a copy of a press release if VHA chooses to do one, (to be specified) this would be available on VHA’s non-secure web pages.

☐	Refer to “VHA” in their press release with respect to the service relationship (e.g. subcontractor). VHA Product Marketing will provide standard verbiage for this.

☐	Make reprints of a VHA press release if one was done.

■	The Subcontractor will bear all financial responsibility for any copyright liabilities and royalties incurred due to a reprint.

☐	Distribute relevant VHA marketing materials as agreed to and provided by a VHA authorized officer.

The Subcontractor may not:

☐	Directly reference the member hospital where they have participated on a project without express written consent from a VHA authorized officer and the member hospital.

☐	Use the VHA brand or logo in combination with their own logo or marketing materials, campaigns and initiatives outside the context of the partnering agreement, without specific written consent from VHA for context of use.

(Service Agreement November 18, 2003)	Page 32 of 32
Neoforma, Inc. – Effective June 1, 2004

CONFIDENTIAL INFORMATION OF VHA INC.